TECHNOLOGY ASSIGNMENT AGREEMENT

This TECHNOLOGY ASSIGNMENT AGREEMENT (“Agreement”) is entered into effect as of December 10, 2015 (“Effective Date”), by and among:

Sergey Gurin, an individual with principal address at 1063 Hillsboro Mile, Apt 505, Hillsboro Beach, FL 33062 (“Assignor”), and

Helpful Alliance Company, a corporation duly established under the laws of the State of Florida, with its principal address at 700 W Hillsboro Blvd, Ste 1-100, Deerfield Beach, FL 33441, (“Assignee”), and

RECITALS

WHEREAS, the Assignor is in a lawful possession of a certain intellectual properties protected by U.S. Patent Application 62/222,424 Building Block and Interlocking Construction Method, filled with U.S. Patent and Trademark Office on September 25, 2015 (the “Technology”);

WHEREAS, the Assignor owns and controls the Technology and have full and unaffected right to offer, sell, transfer, and assign the Technology, and to permanently license the rights for the Technology to the Assignee as described in this Agreement;

WHEREAS, the Assignee desires to acquire full ownership of the Technology and accept obligations for licensing the Technology from the Assignor as described in this Agreement;

WHEREAS, for consideration of cash the Assignor agrees to permanently sell, transfer, and assign to the Assignee all rights for all tangible and intangible assets and know-how related to the Technology; and

WHEREAS, it is intended that the transactions contemplated by this Agreement will qualify as a tax- free transaction for U.S. federal income tax purposes pursuant to Section 351 of the Code.

NOW, THEREFORE, in consideration of mutual covenants and agreements set forth below, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1. DEFINITIONS

1.1.	“Transferred Asset” means U.S. Patent Application 62/222,424 Building Block and Interlocking Construction Method, filled with U.S. Patent and Trademark Office on September 25, 2015 and all Patent Rights and Non-Patent Rights associated with it.

1.2.	“Copyrights” means: (a) all Copyrights in and to the Transferred Asset; (b) all renewals and extensions thereof; and (c) all rights with respect to: (a) any rights in original works of authorship fixed in any tangible medium of expression as set forth in 17 U.S.C. § 101 et. seq.; (b) all registrations for and applications to register the foregoing anywhere in the world; (c) all foreign counterparts and analogous rights anywhere in the world; and (d) all rights in and to any of the foregoing

1.3.	“Assignor Group” means the named inventors, holders, and owners, of the Transferred Asset.

1.4.	“Assignee Group” means the Assignee and its subsidiaries and affiliates, as the context requires.

1.5.	“Intellectual Property” means all rights in the Transferred Asset, Copyrights, Patents, Mask Works, together with specialized knowledge, and all other proprietary rights relating to the Transferred Asset anywhere in the world.

1.6.	“Mask Work” means: (a) any mask work, registered or unregistered, as defined in 17 U.S.C. §901; (b) all registrations for and applications to register the foregoing anywhere in the world; (c) all foreign counterparts and analogous rights anywhere in the world (including, without limitation, semiconductor topography rights); and (d) all rights in and to any of the foregoing.

1.7.	“Patent Right” means: (a) patents and patent applications, worldwide, including all divisions, continuations, continuing prosecution applications, continuations in part, reissues, renewals, reexaminations, and extensions thereof and any counterparts worldwide claiming priority therefrom; utility models, design patents, patents of importation/confirmation, and certificates of invention and like statutory rights; and (b) all right in and to any of the foregoing, associated with the Transferred Asset.

1.8.	“Non-Patent Right” means all rights in Copyrights, Mask Works, know-how, specialized knowledge and all other intangible property anywhere in the world, and all registrations and applications relating to any of the foregoing and analogous rights thereto anywhere in the world, associated with the Transferred Asset.

1.9.	“Trademarks” means: (a) trademarks, service marks, logos, trade dress and trade names, and domain names indicating the source of goods or services, and other indicia of commercial source or origin (whether registered, common law, statutory or otherwise); (b) all registrations and applications to register the foregoing anywhere in the world; (c) all goodwill associated therewith; and (e) all rights in and to any of the foregoing.

1.10.	“Trade Secrets” means trade secrets and all other rights in or to confidential or technical information.

ARTICLE 2. ASSIGNMENT AND TRANSFER OF INTELLECTUAL PROPERTY

2.1	Assignment. As of the Effective Date the Assignor hereby grants exclusively to the Assignee:

(a)	All Patent Rights and Non-Patent Rights, title and interest in the Transferred Asset and in any component, aspect, element and part thereof, together with all rights in the Intellectual Property, Trademarks, Trade Secrets, and Mask Works, including, without limitation all tangible and intangible embodiments in any form, in the possession of the Assignor Group; and

(b)	The right to exercise, exploit, assign, transfer, commercialize, develop, improve, and grant rights and licenses thereunder, and with respect to any of the Transferred Asset, and to protect the Assignee rights in the Transferred Assets and the Intellectual Property, sue and otherwise enforce, for any infringement occurring before or after the Effective Date as well as all statutory, contractual and other claims, demands, and causes of action for royalties, fees, or other income from, or infringement, misappropriation or violation of, any of the foregoing, and all of the proceeds from the foregoing that are accrued and unpaid as of, and/or accruing after, the Effective Date; and

(c)	The right to file, continue, discontinue, prosecute, abandon, maintain, cancel, let expire, apply for and obtain statutory rights and registrations with respect to the Transferred Asset and the Intellectual Property, including without limitation, any of the Intellectual Property: (i) conceived, developed or reduced to practice prior to the Effective Date by the Assignor Group or any of its members who worked on the Transferred Asset immediately prior to the Effective Date and who may choose to become employee and contractor of the Assignee after the Effective Date, in respect to the Assigned Technology, even if applicable employment agreement is not signed by such individuals (“Transferred Employees”4), and (ii) unless otherwise agreed by the parties, conceived, developed or reduced to practice solely by Transferred Employees after the Effective Date in the United States and anywhere else in the world. This right shall permit the Assignee to prosecute claims and file suits to take actions, such as filing litigation in either the name of the Assignor or in the name of the Assignee or both, and the Assignor agrees to cooperate in the participation of all litigation including but not limited to participation in discovery, hearings and/or trial.

2.2	Assignment. On or after the Effective Date the Assignor hereby grants to the Assignee the right to automatically file with U.S.PTO, without participation of the Assignor, the Assignment Notice attached to this Agreement as Exhibit 1, promptly after satisfaction of conditions of Sections 2.3 and 2.4.

2.3	Compensation. The Assignee shall pay to the Assignor in immediately available cash the amount of Two Hundred ($200) U.S. Dollars (’’Assignment Fee”) on or before December 20, 2015.

2.4	Transfer. Promptly within 90 days after the Effective Date, the Assignor will provide to the Assignee all of the patents and the Mask Works (“Transfer”). Such Transfer shall include providing to the Assignee descriptions reflecting any and all of the specialized knowledge related to the Transferred Asset, copies of any and all patent applications and documents representing embodiments of the Transferred Asset, and further provide the Assignee with reasonable access to Assignor facilities to facilitate future development of products based on the Transferred Asset. The Assignor further agrees to provide to the Assignee any explanation and assistance, as the Assignee from time to time may request, to assure the full and complete understanding of the Technology, including, but not limited to the opportunity to review any and all formulas, inventions, invention disclosures, discoveries, ideas, data, processes, drawings, designs, etc.

2.5	Exclusivity. The Assignor hereby sells the Transferred Asset exclusively to the Assignee. The Assignor agrees not to offer the Transferred Asset, or any part of the Transferred Asset, to any party other than the Assignee, whatsoever. Any and all actions by the Assignor to be made after the Effective Date in connection with the Transferred Asset shall be made exclusively in the name of the Assignee and with the Assignee’s immediate participation.

2.6	Mandatory Laws. If and to the extent that, as a matter of law in any jurisdiction, an ownership of, or any of the rights or interest in the Transferred Asset cannot be licensed and assigned as provided in Section 2.1 above, (i) the Assignor irrevocably agrees to assign and transfer, and hereby grants to the Assignee all rights (including, without limitation, all economic and commercialization rights) that can be assigned pursuant to Section 2.1 to the fullest extent permissible, and (ii) the Assignor irrevocably agrees to grant, and hereby grants, the Assignee an unlimited, exclusive, assignable, transferable, sublicenseable, worldwide, perpetual, royalty-bearing license to use, exploit and commercialize in any manner now known or in the future discovered and for whatever purpose, any rights to the Transferred Asset that cannot be licensed and assigned as contemplated by Section 2.1 and Section 2.2.

2.7	Protection of Transferred Asset. In the event that the validity of the Transferred Asset and/or any Patent is challenged on any point upon which the Assignor has or can procure and provide information or advice which may assist in meeting and defeating or reducing the effect of such challenge, the Assignor agrees to procure and supply such information and/or advice to the Assignee without delay. The Assignor further agrees to cooperate with the Assignee in the participation of all litigation proceedings related to the Transferred Asset, including but not limited to participation in discovery, hearings and/or trial. The Assignee shall bear all out-of-pocket expenses properly and reasonably incurred in pursuance of this provision. The Assignor shall bear no expense. At the request and cost of the Assignee, the Assignor shall assist with any current and future patent application invented by the Assignor and related to the Transferred Asset, and shall execute all such documents and do all such acts as may be necessary or proper to obtain the acceptance of such patent applications in the name of the Assignee. The Assignor acknowledges that the Transferred Asset constitutes and comprises certain confidential information, that after the Effective Date becomes of the legitimate business interest of the Assignee, and agrees that any use or disclosure of such confidential information by the Assignor beyond that expressly authorized in this Agreement is prohibited.

ARTICLE 3. REPRESENTATIONS OR WARRANTIES OF THE PARTIES

3.1.	Assignee Representations. Assignee acknowledges and agrees that:

a.	The Assignor makes no representations and no warranties, express or implied, as to the condition, quality, merchantability, validity, enforceability or fitness of the Transferred Asset and/or any assigned Intellectual Property;

b.	The Transferred Asset and all such assigned Intellectual Property will be transferred on an “as is,” “where is” basis; and

c.	The Assignee and its affiliates will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in it or them good and marketable title, free and clear of any security interest, pledge, lien, charge, claim or other encumbrance of any nature whatsoever.

3.2.	Assignor Representations. Assignor acknowledges and agrees that

a.	The Assignor is entering into this Agreement freely and without coercion; and

b.	No license, immunity, ownership interest, or other right for the Transferred Asset is or will be granted by the Assignor to any party other than the Assignee, presently or hereafter, either directly or indirectly or by estoppels, or otherwise.

c.	At the request and cost of the Assignee, the Assignor will assist with any current and future patent application invented by the Assignor and related to the Transferred Asset (the ’’Application”), and will execute all such documents and do all such acts as may be necessary or proper to obtain the acceptance of the Application and for procuring a patent pursuant to the Application. In the event that the validity of the Transferred Asset and/or the Patent thereof is challenged on any point, the Assignor will assist in meeting and defeating or reducing the effect of such challenge.

d.	The Assignor acknowledges that the Transferred Asset constitutes and comprises certain confidential information that after the Effective Date becomes the sole and exclusive property of the Assignee, and agrees that any use or disclosure of such confidential information by the Assignor beyond that expressly authorized in this Agreement is prohibited.

e.	The Assignor expressly acknowledges and agrees that (i) all of its rights to use the Transferred Asset are transferred forth to the Assignee, (ii) nothing herein shall be construed to convey any rights to the Assignor in keeping any rights for the Transferred Asset and the Intellectual Property of the Assignee Group (including, without limitation, any improvements or enhancements of the Transferred Asset made by the Assignor Group or the Assignee Group), which in their entirety are made, developed, conceived, or otherwise created without contribution by the Assignor; and (iii) the Assignor hereby approves the transfer and assignment of the Transferred Asset to the Assignee.

f.	In the event of any infringement or misappropriation or claimed infringement of third party rights in respect of any of the Transferred Asset, the Assignee will, at its sole discretion, have the right to determine an appropriate course of action to enforce or defend the Transferred Asset or otherwise abate the infringement or misappropriation thereof, to take (or refrain from taking) appropriate action to enforce or defend the Transferred Asset and, in the event that the Assignee elects to take action, to control any litigation or other enforcement action, to enter into or permit the settlement of any such litigation or any other enforcement action with respect to such Transferred Asset, and to recover and retain any monetary damages, settlement, royalties or other recovery arising from such litigation or other enforcement action. The Assignor will use reasonable efforts to assist the Assignee in any litigation and/or enforcement actions under this Agreement (iv) that Assignor has undertaken its own due diligence with regards to the Assignee and has retained all professional and independent advice necessary to properly evaluate this transaction and has not relied on any oral or written representations by the Assignee and has conducted a full investigation about the Assignee, its officers, directors and shareholders and has made an independent decision to enter into this transaction and has not relied upon any statements made by Assignee in deciding to do this transaction.

ARTICLE 4. MISCELLANEOUS

4.1	Further Assurances.

a.	The parties hereto will each perform such acts, execute and deliver such information, instruments and documents, and do all such other things as may be reasonably necessary to accomplish the transactions contemplated in this Agreement, including, without limitation, providing or executing any affidavits, providing any testimony, and/or rendering any other assistance, as is necessary or useful for the Assignee to secure and perfect sole and exclusive ownership of, and obtain registrations in the name of solely the Assignee, for the Transferred Asset and/or any part thereof. In furtherance of the foregoing, the Assignor will execute Patent Assignments substantially in the form of Exhibit 1 to evidence, record and perfect the transfer of the Transferred Asset. The Assignor will not be obligated to incur any out-of-pocket costs, expenses and fees in connection with its obligations under this Section 4.1, including, without limitation, any attorneys’ fees, recording, assignment or other similar fees.

b.	If and to the extent requested by the Assignee, the Assignor will cause, and hereby authorizes, the patent office, trademark office, copyright office, and similar or comparable agency, office, register, or registrar in any country or jurisdiction to record the Assignee as the sole and exclusive owner of any application, copyright, patent and/or registration covering the Transferred Asset, and to issue any patent, copyright, registration, certificate, document or process in such country or jurisdiction, or issue process, presently pending or existing in the future, for any such application, copyright, patent and/or registration in the name and for the benefit of the Assignee only.

c.	The Parties acknowledge that the Assignor will inadvertently retain the Intellectual Property that should have been transferred to the Assignee, and the Assignee is entitled to inadvertently acquire such Intellectual Property that should have been transferred. Each of the Parties agrees to conduct such transfer in good faith, which may include rescission of certain assignments and transfers made hereunder.

4.2.	Export Control. The Assignee hereby acknowledges that the Transferred Asset may become subject to export controls under the laws and regulations of the United States, including the Export Administration Regulations, 15 C.F.R. Parts 730-774. In the purchase, resale and exploitation of any or all Transferred Asset, the Assignee will comply strictly with all such United States export controls, and, without limiting the generality of this Section 4.2, the Assignee will export, re-export, transfer or divert any of the Transferred Asset, and technical data pertaining to such Transferred Asset, or any direct product thereof to any destination, end-use or end-user that is prohibited or restricted under such United States export control laws and regulations, except as specifically authorized by the United States Department of Commerce.

4.3.	Governing Law. The internal laws of the State of Florida (without reference to its principles of conflicts of law) govern the construction, interpretation and other matters arising out of or in connection with this Agreement and, and each of the addenda and schedules hereto and thereto (whether arising in contract, tort, equity or otherwise). The parties further consent to jurisdiction being solely in the Federal Court system of the Southern District of Florida and that each party waives service of process in this cause and that proof of the serving of any legal papers, including litigation may be made by proof of overnight express delivery by a nationally recognized overnight delivery service, such as Federal Express, to the address below written:

If to Assignor: Helpful Manufacturing Inc PO Box 8606, Deerfield Beach, FL 33441

If to Assignee: Helpful Technologies Inc, PO Box 8606, Deerfield Beach, FL 33441

4.4.	Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force, if the essential terms and conditions of this Agreement for each party remain valid, binding and enforceable.

4.5.	Entire Agreement. This Agreement and each of the addenda appended hereto, constitutes the final agreement by and among the parties with respect to the subject matter contained herein, and is the complete and exclusive statement of the parties’ agreement on the matters contained herein. All prior and contemporaneous negotiations and agreements by and among the parties with respect to the matters contained herein are superseded by this Agreement. As of the Effective Date, this Agreement supersedes and replaces in its entirety all prior agreements, oral and written, between the parties prior to the Effective Date.

4.6.	Counterparts. The Parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. The signatures of all parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature is as effective as signing and delivering the counterpart in person.

4.7.	Amendments. No change to this Agreement will be valid unless it is in writing and signed by authorized representatives of the parties. The expression “variation” will include any amendment, modification, variation, supplement, deletion or replacement however affected.

4.8.	Expenses. Except as otherwise provided in this Agreement, any of the other Ancillary Agreements or any other agreement between the parties contemplated hereby, all costs, fees and expenses of either party in connection with the transactions contemplated by this Agreement will be paid by the party that incurs such costs and expenses.

4.9.	Indemnification. The Parties hereby indemnify and hold each other harmless against any and all losses arising out of or in relation to this Agreement, including, without limitation any cooperation of the Parties on subject matter hereof.

IN WITNESS WHEREOF, each of the parties has caused this Amended and Restated Intellectual Property Assignment Agreement to be executed on its behalf by a duly authorized effective as of the date first set forth above.

Assignee	Assignor

/s/ Sergey Gurin	/s/ Maxim Temnikov

/n/ Sergey Gurin	/n/ Maxim Temnikov

/t/ Individual	/t/ President and CEO